EX 99 D 74

TRADING ADVISORY AGREEMENT

Abbey Capital Futures Strategy Fund

Trading Advisory Agreement (this “Agreement”) entered into as of the 21st day of November 2018, by and among Abbey Capital Onshore Series LLC (the “Onshore LLC”), a Delaware series limited liability company acting for and on behalf of the series designated as Series 11 (herein called “Series 11”), ABBEY CAPITAL LIMITED, an Irish private company limited by shares (the “Adviser”), ABBEY CAPITAL OFFSHORE FUND SPC, a Segregated Portfolio Company incorporated under the laws of the Cayman Islands (the “Company”) acting for and on behalf of the segregated portfolio designated as Segregated Portfolio 11 (“SP11”), and Episteme Capital Partners (UK), LLP, a limited liability partnership formed under the laws of the United Kingdom with its principal place of business at 38 Dover Street, London, W1S 4NL (“Episteme (UK)”) (the “Trader”) (the Onshore LLC, the Adviser, the Company and the Trader, together the “Parties”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated the 25th day of June 2014 (the “Investment Advisory Agreement”) with The RBB Fund, Inc. (the “Fund”), relating to the provision of investment advisory services to the Abbey Capital Futures Strategy Fund (the “Portfolio”);

WHEREAS, the Onshore LLC is a wholly-owned subsidiary of the Portfolio;

WHEREAS, the Company is a wholly-owned subsidiary of Abbey Capital Master Offshore Fund Limited, an exempted company incorporated under the laws of the Cayman Islands and Abbey Capital Master Offshore Fund Limited is a wholly-owned subsidiary of the Portfolio;

This Agreement shall take effect on the date that Series 11 or SP11 initially deposits cash or securities in the Managed Account (as defined in the Supplemental Trading Agreement dated the 21st day of November 2018 between the Parties (the “Supplemental Trading Agreement”));

WHEREAS, the Adviser has also entered into an investment advisory agreement dated the 9th day of October 2018 (the “Delaware IMA”) with the Onshore LLC relating to the provision of investment advisory services to the Onshore LLC and each of its segregated series including the series designated as Series 11;

WHEREAS, the Adviser has entered into an Amended and Restated Investment Advisory Agreement dated the 9th day of October 2018 (together with the Investment Advisory Agreement and the Delaware IMA, the “Advisory Agreement”) with the Company, relating to the provision of investment advisory services to the Company and each of its segregated portfolios including SP11;

WHEREAS, the Adviser, on behalf of the Portfolio, may allocate a portion of the Portfolio’s assets not to exceed in the aggregate 25% of its assets to the Company and a portion of the Portfolio’s assets to the Onshore LLC;

WHEREAS, each Advisory Agreement provides that the Adviser may delegate any or all of its investment advisory responsibilities under the Advisory Agreement to one or more sub-advisers;

WHEREAS, the Adviser and the Board of Directors of the Fund desire to retain the Trader to render portfolio management services to Series 11 and SP11 in the manner and on the terms set forth in this Agreement, and the Trader is willing to provide such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	The Company.

(a)	Segregated Portfolio Company.

Under the Companies Law (Revised) of the Cayman Islands, the Company is permitted to create segregated portfolios in order to segregate the assets and liabilities attributable to a particular segregated portfolio of the Company from the assets and liabilities attributable to each other segregated portfolio of the Company, and from the Company’s general assets and liabilities. The Company has established and maintains separate and distinct segregated portfolios and has established and maintains the segregated portfolio referred to herein as “SP11”. Assets attributable to each segregated portfolio of the Company shall only be available to meet liabilities to creditors in respect of that segregated portfolio and the assets of that segregated portfolio shall not be available to satisfy the claims of creditors of the Company who are not creditors in respect of that segregated portfolio.

Assets and Liabilities of Each Segregated Portfolio are Separate.

(b)	In accordance with the foregoing, the parties hereto agree that the right to claim or proceed against SP11 in terms of this Agreement is limited to the assets of SP11, and no such claim, liability or obligation may be levied or set-off against any other assets of the Company or any other segregated portfolio. In the event that the assets of SP11 are insufficient to meet the obligations of SP11 under this Agreement, SP11’s obligations shall be limited to such assets and Trader agrees that it shall not seek, whether in any proceedings or other means whatsoever or wheresoever, to establish any claim or interest in or recourse against any asset of the Company or any other segregated portfolio of the Company.

2.	The Onshore LLC.

(a)	The Onshore LLC is a Delaware series limited liability company incorporated under the Limited Liability Company Act of the State of Delaware, 2 Del. Code

Title s. 18-215 (the “Law”). Under the Law, the Onshore LLC can create segregated series in order to segregate the assets and liabilities attributable to a particular series from the assets and liabilities attributable to each other series and from the Onshore LLC general assets and liabilities. The Onshore LLC has established and maintains separate and distinct segregated series and has established and maintains the series referred to herein as “Series 11”. Assets attributable to each series of the Onshore LLC shall only be available to meet liabilities to creditors in respect of that series and the assets of that series shall not be available to satisfy the claims of creditors of the Onshore LLC who are not creditors in respect of that series.

(b)	Assets and Liabilities of Each Series are Separate. In accordance with the foregoing, the parties hereto agree that the right to claim or proceed against Series 11 in terms of this Agreement is limited to the assets of Series 11, and no such claim liability or obligation may be levied or set-off against any other assets of the Onshore LLC or any other series. In the event that the assets of Series 11 are insufficient to meet the obligations of Series 11 under this Agreement, Series 11’s obligations shall be limited to such assets and the Trader agrees that it shall not seek, whether in any proceedings or other means whatsoever or wheresoever to establish any claim or interest in or recourse against any asset of the Onshore LLC or any other series of the Onshore LLC.

3.	Trading Services.

(a)	The Adviser hereby appoints the Trader to act as a commodity trading advisor (“CTA”) to Series 11 and SP11 with respect to assets allocated to Series 11 and SP11 from time to time by the Adviser for the periods and on the terms herein set forth (the “Allocated Assets”). The Trader accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. To the extent the Allocated Assets are traded under SP11, the Trader acknowledges and agrees that SP11 is subject to the limitations set forth in paragraphs 1(a) and (b) above. To the extent the Allocated Assets are traded under Series 11, the Trader acknowledges and agrees that Series 11 is subject to the limitations set forth in paragraphs 2(a) and (b) above.

(b)	The Trader shall, subject to the supervision and oversight of the Adviser, trade the Allocated Assets on behalf of Series 11 and SP11 in accordance with the terms of this Agreement and the Supplemental Trading Agreement entered into by the Adviser and the Trader in relation to the Allocated Assets and in accordance with (i) the investment objective, policies and restrictions of the Company and Onshore LLC and the Portfolio in relation to the Company and Onshore LLC set forth in the Portfolio’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Fund’s Chief Compliance Officer, or by the Fund’s Board of Directors (“Board”) that have been furnished in writing to the Trader, (ii) the written instructions and directions received from the Adviser and the Fund as delivered; and (iii) all laws applicable to the Company and Onshore LLC and the Trader’s duties under this Agreement, all as may be in effect from time to time. The foregoing are referred to below together as the “Policies”.

For purposes of compliance with the Policies, the Trader shall be entitled to treat the Allocated Assets as though the Allocated Assets constituted the entire Company or Onshore LLC, as applicable, and the Trader shall not be responsible in any way for the compliance of any assets of the Company or Onshore LLC, as applicable, other than the Allocated Assets, with the Policies. Subject to the foregoing and the Investment Restrictions as defined in the Supplemental Trading Agreement, the Trader is authorized, in its discretion and without prior consultation with the Adviser, to buy, sell (including short sales), lend and otherwise trade in any commodity interests, including futures contracts, options on futures contracts (selling uncovered options is not permitted), forward contracts or commodities and swaps (the “Commodity Interests”) on behalf of Series 11 and SP11, without regard to the length of time the Commodity Interests have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Allocated Assets may be invested in such proportions of Commodity Interests as the Trader shall determine. Notwithstanding the foregoing provisions of this Section 3(b), however, (i) the Trader shall, upon and in accordance with written instructions from the Adviser effect such portfolio transactions for the Allocated Assets as the Adviser shall determine are necessary in order for Series 11 and/or SP11 to comply with the Policies, and (ii) upon notice to the Trader, the Adviser may effect in-kind redemptions with shareholders of the Portfolio with securities included within the Allocated Assets. For the avoidance of doubt and except as required by applicable law, Trader shall treat Series 11 and SP11 as separate entities for purpose of compliance with the Policies.

(c)	Absent instructions from the Adviser or the officers of the Fund to the contrary, the Trader shall place orders pursuant to its determinations with any futures commission merchant the Trader so chooses; provided, however, the orders are settled with a futures commission merchant or Foreign Exchange clearing broker with which Series 11 or SP11, as applicable, has an account.

(d)	The Trader hereby agrees that it shall not consult with any other investment adviser or CTA to the Fund with respect to transactions in Commodity Interests for the Allocated Assets or any other transactions in the Fund’s assets, other than for the purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act of 1940 (the “1940 Act”).

(e)	The Trader has provided the Adviser with a true and complete copy of its compliance policies and procedures pursuant to best practices for all CTAs registered with the Commodity Futures Trading Commission (“CFTC”) or, if applicable, Rule 206(4)-7 of the Investment Advisers Act of 1940 (the “Advisers Act”) (the “Trader Compliance Policies”). The Trader’s chief compliance officer (“Trader CCO”) shall provide to the Fund’s Chief Compliance Officer

(“Fund CCO”) or his or her delegate promptly (and in no event in more than 10 business days) the following:

(i)	a report of any material changes to the Trader Compliance Policies;

(ii)	a report of any “material compliance matters,” as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Trader Compliance Policies;

(iii)	a copy of the Trader CCO’s report with respect to the annual review of the Trader Compliance Policies pursuant to Rule 206(4)-7 under the Advisers Act, if applicable; and

(iv)	an annual (or more frequently as the Fund CCO may request) certification regarding the Trader’s compliance with Rule 206(4)-7 under the Advisers Act, if applicable, and Section 38a-1 of the 1940 Act as well as the foregoing sub-paragraphs (i) – (iii).

(f)	The Trader may, on occasions when it deems the purchase or sale of a Commodity Interest to be in the best interests of Series 11 or SP11 as well as other fiduciary or agency accounts managed by the Trader, aggregate, to the extent permitted by applicable laws and regulations, the Commodity Interests to be sold or purchased in order to obtain the best overall terms available. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Trader in the manner as to comply with the Trader’s Allocation Policy and all applicable laws, including without limitation, the rules and guidance established by the U.S. Securities Exchange Commission (“SEC”) U.S. Commodity Futures and Trading Commission (the “CFTC”), the U.S. National Futures Authority (the “NFA”) and the UK Financial Conduct Authority (the “FCA”). In that connection, however, the Trader agrees that: (i) in rendering consulting, advisory and management services to other Commodity Interest trading accounts and entities, it will attempt in good faith to achieve an equitable treatment of all accounts utilizing the same investment programme as the Allocated Assets and will use a fair and reasonable system of order entry for all accounts utilizing the same trading strategy as the Allocated Assets; and (ii) it will not deliberately use any trading strategies for Series 11 and/or SP11, which it or its principals know are inferior to those employed by other accounts using the same investment programme as the Allocated Assets. The Trader further agrees to be aware of the position limits imposed on certain Commodity Interest contracts by the CFTC or applicable contract market. The Trader will be entitled to use that portion of the applicable position limits that bears the same relationship that the Allocated Assets bears to all of Series 11 and/or SP11’s assets, as applicable, and that relationship will be communicated in writing by the Adviser to the Trader at the commencement of trading and at the point of any subsequent change in that relationship. If, at any time during the term of this Agreement, the Trader is required to aggregate Series 11 and/or SP11’s Commodity Interest positions with the positions of any other person for purposes of applying the CFTC or exchange imposed speculative position limits, the Trader will promptly notify the Adviser if Series 11 and/or SP11’s positions are included in an aggregate amount which exceeds the applicable speculative position limit. If the speculative positions limits are reached in any Commodity Interest contract, the Trader will modify the trading instructions to Series 11 and/or SP11, as applicable, and its other accounts in a reasonable and good faith effort to achieve an equitable treatment of all accounts. The Trader currently believes and represents that such speculative limits will not materially affect its trading recommendations or strategy for Series 11 or SP11 given the Trader’s current accounts and all proposed accounts for which the Trader has a contract to act as a CTA.

(g)	The Trader, in connection with its rights and duties with respect to Series 11, SP11 and the Fund shall use the care, skill, and diligence under the circumstances then prevailing that a person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aim. This paragraph shall be interpreted consistent with the provisions of Sections 17(i) and 36(b) of the 1940 Act.

(h)	The services of the Trader hereunder are not deemed exclusive and the Trader shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby. In the course of providing such other services, certain conflicts of interest may arise. Among other conflicts of interest, the Adviser Series 11 and SP11 acknowledge that:

(i)	the Trader and/or its affiliates may give advice or take action with respect to other clients and accounts which may differ from the advice given or timing or nature of action taken with respect to the Series 11 and SP11;

(ii)	consistent with the Trader’s Code of Ethics, the Trader, its affiliates and partners, managers, members, shareholders, officers, directors, employees and agents of the Trader and such affiliates may engage in transactions or make investments for their own accounts which may differ from or be identical to the transactions engaged in or investments made by Trader for the Series 11 or SP11; neither of the Trader or its affiliates shall have any obligation to engage in any transaction or make any investment for Series 11 or SP11 that the Trader, its affiliates or any of the members, officers, directors or employees of the Trader or its respective affiliates may engage in or make for their own accounts, except as otherwise required by applicable law;

(iii)	where there is a limited supply of an investment opportunity, the Trader will use its best efforts to allocate or rotate investment opportunities in a manner deemed equitable, but the Trader cannot assure, and does not assume responsibility for, equality or equity among all accounts and clients;

(iv)	by reason of the Trader’s advisory and related activities, the Trader may acquire confidential or material non-public information or be restricted from initiating transactions in certain financial products. It is acknowledged and agreed that the Trader will not be free to divulge, or to act upon, any such confidential or material non-public information with respect to the Trader’s performance of this Agreement and that, due to these restrictions, the Trader may not initiate a transaction for the Series 11 or SP11’s account that the Trader otherwise might have initiated, and Series 11 or SP11’s account may be frozen in an investment position that it otherwise might have liquidated or closed out; and

(v)	the Trader reserves the right to charge different fees from those described herein for other accounts for which it directs trading.

(i)	Save any ordinary course employment restrictions (or like restrictions applicable to Trader’s Principals in Trader’s governing documents), the Trader will waive enforcement of any non-compete agreement or other agreement or arrangement to which it is currently a party that restricts, limits, or otherwise interferes with the ability of the Adviser to employ or engage any person or entity to provide investment advisory or other services and will transmit to any person or entity notice of such waiver as may be required to give effect to this provision; and, save for any ordinary course employment restrictions (or like restrictions applicable to Trader’s Principals in Trader’s governing documents), the Trader will not become a party to any non-compete agreement or any other agreement, arrangement, or understanding that would restrict, limit, or otherwise interfere with the ability of the Adviser and the Fund or any of their affiliates to employ or engage any person or organization, now or in the future, to manage Series 11, SP11, the Portfolio or any other assets managed by the Adviser.

(j)	The Trader shall furnish the Adviser and the administrator of the Fund (the “Administrator”) daily, weekly, monthly, quarterly and annual reports concerning portfolio transactions and performance of the Allocated Assets as the Adviser may reasonably determine in such form as may be mutually agreed upon, and agrees to review the Allocated Assets with the Adviser and discuss the management of the Allocated Assets. The Trader shall promptly respond to requests by the Adviser, the Administrator, and the Fund CCO or their delegates for copies of the pertinent books and records maintained by the Trader relating directly to Series 11 and/or SP11. The Trader shall also provide the Adviser with such other information and reports, including information and reports related to compliance matters, as may reasonably be requested by it from time to time, including without limitation all material requested by or required to be delivered to the Board.

(k)	Unless otherwise instructed by the Adviser, the Trader shall not have the power, discretion or responsibility to vote any proxies in connection with Commodity Interests in which the Allocated Assets may be invested, and the Adviser shall retain such responsibility.

(l)	The Trader shall cooperate promptly and fully with the Adviser, Series 11, SP11, and/or the Fund in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Fund, the Portfolio, Series 11, SP11 or the Adviser brought by any governmental or regulatory authorities. The Trader shall provide to the Fund CCO or his or her delegate notice of any deficiencies that are identified by the CFTC or the SEC in written correspondence to the Trader and that relate to the services provided by the Trader to Series 11 and/or SP11 pursuant to this Agreement. The Trader shall provide such notification within a reasonable period after receiving the correspondence. The Trader shall provide additional information with respect to such deficiencies as is reasonably requested by the Fund CCO or his or her delegate.

(m)	The Trader shall maintain separate detailed records of all matters pertaining to the Allocated Assets, including, without limitation, any brokerage records and other records of all securities transactions. Any records required to be maintained and preserved, pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act and/or by the CFTC, that are prepared or maintained by the Trader in respect of the Portfolio, Series 11 and/or SP11 are the property of the Fund and will be surrendered promptly to the Fund upon request. The Trader further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act, the records required to be maintained under Rule 31a-1 under the 1940 Act, and/or by the CFTC.

(n)	The Trader shall promptly notify the Adviser of any financial condition that is likely to impair the Trader’s ability to fulfill its commitments under this Agreement.

4.	Representations and Warranties of the Parties.

(a)	The Trader represents and warrants to the Adviser as follows:

(i)	The Trader is a registered CTA with the CFTC;

(ii)	The Trader will carry at all times professional errors and omissions liability insurance with carriers approved by the Adviser covering services provided hereunder by the Trader in an appropriate amount, which insurance shall be primary to any insurance policy carried by the Adviser;

(iii)	The Trader will furnish the Adviser with certificates of insurance in forms and substance reasonably acceptable to the Adviser evidencing the coverages specified in paragraph 2(a)(ii) hereof and will provide notice of termination of such coverages, if any, to the Adviser and the Fund, all as promptly as reasonably possible. The Trader will notify the Adviser promptly, and in any event within 10 business days, when the Trader receives notice of any termination of the specified coverage; and

(iv)	This Agreement has been duly authorized and executed by the Trader.

(b)	The Adviser represents and warrants to the Trader as follows:

(i)	The Adviser is registered under the Advisers Act;

(ii)	The Portfolio is registered with the CFTC as a 4.12(c)(3) exempted commodity pool;

(iii)	The Company is registered with the CFTC as a 4.7 exempted commodity pool;

(iv)	The Onshore Series will be registered with the CFTC as a 4.7 exempted commodity pool; and

(v)	Each of the Adviser and the Fund has duly authorized the execution of this Agreement by the Adviser.

(c)	Each Party undertakes to notify the other Parties in the event of an occurrence that renders a representation no longer valid.

5.	Obligations of the Adviser.

(a)	The Adviser shall provide (or cause Series 11 and/or SP11’s Custodian (as defined in paragraph 6 hereof) to provide) timely information to the Trader regarding such matters as the composition of the Allocated Assets, cash requirements and cash available for investment in the Allocated Assets, and all other information as may be reasonably necessary for the Trader to perform its responsibilities hereunder.

(b)	The Adviser has furnished the Trader with a copy of the prospectus and statement of additional information of the Portfolio and the Adviser agrees during the continuance of this Agreement to furnish the Trader copies of any material revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Adviser agrees to furnish the Trader with copies of any financial statements or reports made by the Portfolio to its shareholders, and any further materials or information that the Trader may reasonably request to enable it to perform its functions under this Agreement.

6.                 Custodian. The Adviser shall provide the Trader with a copy of Series 11 and SP11’s agreement with any custodian designated to hold the assets of Series 11 or SP11, respectively (the “Custodian”), and any material modifications thereto (the “Custody Agreement”) that may affect the Trader’s duties, copies of such modifications to be provided to the Trader reasonably in advance of the effectiveness of such modifications. The Allocated Assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Trader shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of the Trader properly authorized to give such instruction under the Custody Agreement. Any assets added to Series 11 or SP11 shall be delivered directly to the Custodian.

7.                 Use of Name. During the term of this Agreement, the Adviser shall have permission to use the Trader’s name in the marketing of the Portfolio, and agrees to furnish the Trader, for its prior approval (which approval shall not be unreasonably withheld) at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Portfolio or the public that refer to the Trader in any way. If the Adviser does not receive a response from the Trader with respect to such materials within five business days of its submission for approval, such materials shall be deemed accepted by the Trader. The Trader agrees that the Adviser may request that the Trader approve use of a certain type, and that the Adviser need not provide for approval each additional piece of marketing material that is of substantially the same type.

During the term of this Agreement, the Trader shall not use the Adviser’s name or the Fund’s name without the prior consent of the Adviser and the Fund.

8.                 Expenses. During the Term of this Agreement, the Trader will pay all expenses incurred by it in connection with the performance of its duties under paragraph 1 hereof other than the cost (including taxes, brokerage commissions and other transaction costs, if any) of the securities or other investment instruments purchased or sold for the Series 11 or SP11.

9.                 Compensation of the Trader. As full compensation for all services rendered, facilities furnished and expenses borne by the Trader hereunder, the Trader shall be paid the fees in the amounts and in the manner set forth in Appendix A hereto.

10.             Independent Contractor Status. The Trader shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent Series 11, SP11, the Portfolio, the Fund or the Adviser in any way or otherwise be deemed an agent of Series 11, SP11, the Portfolio, the Fund or the Adviser.

11.            Liability and Indemnification.

(a)	Liability. The duties of the Trader shall be confined to those expressly set forth herein with respect to the Allocated Assets. The Trader shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. Under no circumstances shall the Trader be liable for any loss arising out of any act or omission taken by another CTA, or any other third party, in respect of any portion of the Fund’s assets not managed by the Trader pursuant to this Agreement.

(i)	The Trader hereby acknowledges, understands and agrees that (i) the Company is registered as a Segregated Portfolio Company, (ii) the Company is entering into this Agreement on behalf of SP11 in respect of the Allocated Assets, and (iii) all of the liabilities and obligations of SP11 to the Trader under this Agreement are expressly limited to the assets of SP11 comprising the Allocated Assets. Without in any way limiting the generality of the foregoing, the Trader hereby waives any right to seek redress against any person, entity or property (including the Company, the Fund, the Portfolio, the Adviser and any of their respective shareholders, members, partners, directors, officers, principals and affiliates) for amounts or damages due or alleged to be due to the Trader from SP11 arising out of or relating to this Agreement.

(ii)	The Trader hereby acknowledges and understands that (i) the Onshore LLC is a Delaware series limited liability company, (ii) the Onshore LLC is entering into this Agreement on behalf of Series 11 in respect of the Allocated Assets, and (iii) all of the liabilities and obligations of Series 11 to the Trader under this Agreement are expressly limited to the assets of Series 11 comprising the Allocated Assets. Without in any way limiting the generality of the foregoing, the Trader hereby waives any right to seek redress against any person entity or property (including the Onshore LLC, the Portfolio, the Fund, the Adviser and any of their respective shareholders, members, partners, directors, officers, principals and affiliates) for amounts or damages due or alleged to be due to the Trader from Series 11 arising out of or relating to this Agreement.

(b)	Indemnification.

(i)	The Trader shall indemnify the Adviser, the Fund, the Portfolio, Series 11 and SP11, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Fund, the Portfolio Series 11 and/or SP11 and their respective affiliates and controlling persons may sustain as a result of the Trader’s breach of this Agreement or its representations and warranties herein or as a result of the Trader’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

(ii)	The Adviser shall indemnify the Trader, its affiliates and its controlling persons (the “Trader Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, the Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Trader Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Trader’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

12.            Effective Date and Termination. This Agreement shall become effective as of the Effective Date and:

(a)	unless otherwise terminated, this Agreement shall continue in effect until August 16, 2019, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Portfolio, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or the Trader, cast in person at a meeting called for the purpose of voting on such approval;

(b)	this Agreement may at any time be terminated on 60 days’ written notice to the Trader either by vote of the Board or by vote of a majority of the outstanding voting securities of the Portfolio;

(c)	this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement; and

(d)	this Agreement may be terminated by the Trader on 60 days’ written notice to the Adviser and the Fund, or by the Adviser immediately upon notice to the Trader.

Termination of this Agreement pursuant to this paragraph 12 shall be without the payment of any penalty.

13.            Amendment. This Agreement may be amended at any time by mutual consent of the Adviser and the Trader, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser, or the Trader, cast in person at a meeting called for the purpose of voting on such approval.

14.            Assignment. The Trader may not assign this Agreement and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act. The Trader shall notify the Adviser in writing sufficiently in advance of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Fund and/or the Adviser to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Trading Agreement with the Trader, and (c) prepare, file, and deliver any disclosure document to the Portfolio’s shareholders as may be required by applicable law.

15.            Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Save for paragraphs 1(a) and (b) and paragraph 11(a)(i) of this Agreement, which is subject to and governed by the laws of the Cayman Islands, this Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware and shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors (subject to paragraph 12(c) hereof) and, to the extent provided in paragraph 11 hereof, each

Trader Indemnified Person and Adviser Indemnified Person. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the Parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

16.            Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

17.            Confidentiality. Any information or recommendations supplied by either the Adviser or the Trader, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings of Series 11 and SP11, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule as requested by regulatory authorities having jurisdiction over a party or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the Custodian, and such persons as the Adviser may designate in connection with the Allocated Assets.

18.            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SERIES 11, SP11 AND ADVISER ACKNOWLEDGE THAT EACH HAS RECEIVED PART 2A OF EPISTEME CAPITAL PARTNERS (UK), LLP’S FORM ADV AT LEAST 48 HOURS PRIOR TO EXECUTION OF THIS AGREEMENT.

Abbey Capital Limited

By:	/s/ Tony Gannon
Name: Tony Gannon
Title:

Abbey Capital Limited

By:	/s/ Mick Swift
Name: Mick Swift
Title: Director

Episteme Capital Partners (UK), LLP

By:	/s/ Adrian Eterovic
Name: Adrian Eterovic
Title: CEO

Abbey Capital Offshore Fund SPC acting for and on behalf of the segregated portfolio designated as Segregated Portfolio 11

By:	/s/ Peter Carney
Name: Peter Carney
Title: Director

Abbey Capital Onshore Series LLC acting for and on behalf of the series designated as Series 11

By:	James G. Shaw
Name: James G. Shaw
Title: CFO/Treasurer & Secretary